Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Idera Pharmaceuticals, Inc.	MacDougall Biomedical Communications
Kelly Luethje	Chris Erdman
617-679-5519	781-235-3060
E-mail: kluethje@iderapharma.com	E-mail: cerdman@macbiocom.com
Idera Pharmaceuticals Announces Termination
of Asthma and Allergy Research Collaboration Agreement
- Idera to Regain Full Rights to IMO-2134 (formerly QAX935) -
Cambridge, MA, November 25, 2009 — Idera Pharmaceuticals, Inc. (Nasdaq: IDRA), today announced that Novartis will terminate its research collaboration agreement with the Company, effective as of February 21, 2010.
“We appreciate the commitment Novartis scientists provided throughout our four-plus years of collaboration, during which Novartis selected QAX935 (IMO-2134) as a lead candidate and commenced clinical evaluation by intranasal delivery in late 2008,” said Sudhir Agrawal, D.Phil., Chief Executive Officer and Chief Scientific Officer. “In the last five years at Idera, we have advanced multiple IMO compounds into clinical studies with IMO-2055 partnered with Merck KGaA for cancer treatment and with IMO-2125 for treatment of chronic hepatitis C virus infection. Additionally, we have recently filed an Investigational New Drug application for IMO-3100 for potential applications in autoimmune diseases. As we regain the rights to IMO-2134, we look forward to outlining strategies for the development of our TLR-targeted compounds for respiratory diseases.”
In May 2005, the Company entered into a research collaboration and option agreement and a separate license, development, and commercialization agreement with Novartis to discover, develop, and commercialize TLR9 agonists that are based on Idera’s proprietary IMO chemistry and identified as potential treatments for asthma and allergies. Under the terms of the research collaboration agreement, Novartis paid the Company a $4.0 million upfront license fee and in 2007 a $1.0 million payment associated with the extension of the research collaboration. In March 2008, the Company agreed to extend the research collaboration until December 31, 2008. The parties agreed to the extension in order to allow for the advancement of QAX935 (IMO-2134), a novel agonist of TLR9 identified in the collaboration, into human clinical trials prior to the end of the research collaboration term. The Company received a $1.0 million milestone payment from Novartis as a result of the initiation of the Phase 1 clinical study. As a result of the termination of the research collaboration agreement, the Company will regain all rights to IMO-2134 without any financial obligations to Novartis and will no longer be subject to restrictions on its right to develop its TLR-targeted compounds, including its TLR antagonists and TLR antisense oligonucleotides, for respiratory diseases.
About Idera Pharmaceuticals, Inc.
Idera Pharmaceuticals develops drug candidates to treat infectious diseases, autoimmune and inflammatory diseases, cancer, and respiratory diseases, and for use as vaccine adjuvants. Our proprietary drug candidates are designed to modulate specific Toll-like Receptors, which are a family of immune system receptors that direct immune system responses. Our pioneering DNA and RNA chemistry expertise enables us to create drug candidates for internal development and generates opportunities for multiple collaborative alliances. For more information, visit www.iderapharma.com.
Idera Forward Looking Statements
This press release contains forward-looking statements concerning Idera Pharmaceuticals, Inc. that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated by such forward-looking statements, including whether products based on Idera’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; whether the Company’s collaborations with Merck KGaA and an affiliate of Merck & Co. Inc. will be successful; whether the patents and patent applications owned or licensed by the Company will protect the Company’s technology and prevent others from infringing it; whether Idera’s cash resources will be sufficient to fund the Company’s operations; and such other important factors as are set forth under the caption “Risk Factors” in Idera’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009, which important factors are incorporated herein by reference. Idera disclaims any intention or obligation to update any forward-looking statements.
# # #

2